As filed with the Securities and Exchange Commission on May 15, 2003.
Registration No. 333-______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BOISE CASCADE CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)		82-0100960 (I.R.S. Employer Identification No.)
1111 West Jefferson Street P.O. Box 50 Boise, Idaho (Address of principal executive offices)		83728-0001 (Zip Code)
2003 BOISE INCENTIVE AND PERFORMANCE PLAN (Full title of the plan)
JOHN W. HOLLERAN Senior Vice President, Human Resources, and General Counsel Boise Cascade Corporation P.O. Box 50 Boise, Idaho 83728-0001 (Name and address of agent for service)
208/384-6161 (Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)

Common Stock, $2.50 par value Common Stock Purchase Rights (3)	2,200,000 shares 2,200,000 shares	$23.855 N/A	$52,481,000 N/A	$4,245.71 N/A

(1)

This registration statement is also deemed, pursuant to Instruction E to Form S-8, to relate to 8,687,607 shares previously registered on Form S-8 (No. 333-61106, 333-37126, 333-59273, 333-22707, and 33-47892) in connection with a predecessor plan, with respect to which registration fees of $83,190.83 have previously been paid (see "Explanatory Statement" below). The 2,200,000 shares registered under this Registration Statement are being registered for the first time and do not include the 8,687,607 shares incorporated by reference.

(2)

The shares of common stock being registered will be issued in connection with the 2003 Boise Incentive and Performance Plan. The aggregate offering price and registration fee have been calculated in accordance with 17 C.F.R. 230.457(h) and in accordance with Section 6(b) of the Securities Act of 1933. The average of the high and low prices for the Common Stock reported in the consolidated reporting system used for this purpose on May 8, 2003, was $23.855 per share.

(3)		Rights are evidenced by certificates for shares of the common stock and automatically trade with the common stock.

EXPLANATORY STATEMENT

On April 17, 2003, Boise's shareholders approved our 2003 Boise Incentive and Performance Plan (the "2003 Plan"). The 2003 Plan replaces our 1984 Key Executive Stock Option Plan, among others. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at Question 89 in the Securities Act Forms section of the Division of Corporation Finance's Manual of Publicly-Available Telephone Interpretations, 8,687,607 shares are carried forward to, and deemed covered by, this Registration Statement on Form S-8 in connection with the 2003 Plan. The 8,687,607 shares were previously registered as follows:
Registration statement	Total shares originally registered	Number of shares carried over	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

333-61106 333-37126 333-59273 333-22707 33-47892	3,400,000 1,800,000 1,500,000 1,100,000 2,000,000	3,400,000 1,800,000 1,500,000 1,100,000 887,607	$34.495 $32.875 $30.750 $33.375 $21.625	$117,283,000 $59,175,000 $46,125,000 $36,712,500 $43,250,000	$29,320.75 $15,622.20 $13,606.88 $11,125.00 $13,516.00

Total	9,800,000	8,687,607			$83,190.83

Part I

Information Required in the Section 10(a) Prospectus

The SEC permits us to omit from this registration statement the information required under Item 1 (Plan Information) and Item 2 (Registrant Information and Employee Plan Annual Information) of Form S-8. We deliver documents containing this information to our plan participants in accordance with Rule 428 under the Securities Act of 1933.

Part II

Information Required in the Registration Statement
Item 3.	Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" the information we file with them. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934:
1.	Annual Report on Form 10-K for the year ended December 31, 2002;
2.	Definitive Proxy Statement dated March 12, 2003, used in connection with the Annual Meeting of Shareholders held on April 17, 2003;
3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and
4.

The description of the company's common stock which appears on pages 19 to 22 of its Registration Statement on Form 10 filed with the Commission on April 5, 1965, and in the amendments thereto on Form 8 dated May 24, 1965, and March 4, 1986.

You may request a copy of these filings, at no cost, by contacting us at the following:

Investor Relations Department
Boise Cascade Corporation
P.O. Box 50
Boise, Idaho 83728-0001
208/384-6390
e-mail:  bcweb@bc.com
Item 4.	Description of Securities

Not required.
Item 5.	Interests of Named Experts and Counsel

The consolidated financial statements of Boise Cascade Corporation as of December 31, 2002, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Boise Cascade Corporation as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, also incorporated by reference in this Registration Statement, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 29, 2002. These financial statements are incorporated by reference in reliance upon the authority of that firm, at that time, as experts in accounting and auditing.

The legality of the issuance of the common stock is being passed upon for us by John W. Holleran, our Senior Vice President, Human Resources, and General Counsel. As of April 30, 2003, Mr. Holleran was the beneficial owner of 5,524.8683 shares of our common stock and 1,193.2202 shares of our Convertible Preferred Stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under a company stock option plan and holds stock units under the 2001 Key Executive Deferred Compensation Plan.
Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware authorizes the company to indemnify its directors and officers under specified circumstances. Our Restated Certificate of Incorporation and bylaws provide that we shall indemnify, to the extent permitted by Delaware law, our directors, officers, and employees against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees. The company has agreements with each director to indemnify him or her to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers pursuant to the above provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933. These provisions are, therefore, unenforceable.

Our directors and officers are insured, under insurance policies maintained by the company, against certain expenses incurred in the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been directors or officers.
Item 7.	Exemption from Registration Claimed

Not applicable.
Item 8.	Exhibits

Required exhibits are listed in the Index to Exhibits and are incorporated by reference.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) (ii) (iii)

Not applicable.

Not applicable.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	Not applicable.
5.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Independent Auditors' Consent

The Board of Directors
Boise Cascade Corporation:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in this Registration Statement.

/s/ KPMG LLP

Boise, Idaho
May 15, 2003

Power of Attorney

Each person whose signature appears below appoints George J. Harad and John W. Holleran, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person and to file with the Securities and Exchange Commission, together with any exhibits and other documents, any and all amendments (including post-effective amendments) to this Registration Statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boise, state of Idaho, on May 15, 2003.
BOISE CASCADE CORPORATION By /s/ George J. Harad

George J. Harad Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 15, 2003.
Signature /s/ George J. Harad George J. Harad /s/ Theodore Crumley Theodore Crumley /s/ Thomas E. Carlile Thomas E. Carlile

Title

Chairman of the Board and
Chief Executive Officer
(Principal Executive Officer)

Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

Vice President and Controller
(Principal Accounting Officer)

              Signature

/s/ George J. Harad
George J. Harad

/s/ Claire S. Farley
Claire S. Farley

/s/ Rakesh Gangwal
Rakesh Gangwal

/s/ Richard R. Goodmanson
Richard R. Goodmanson

/s/ Edward E. Hagenlocker
Edward E. Hagenlocker

/s/ Donald S. Macdonald
Donald S. Macdonald

/s/ Gary G. Michael
Gary G. Michael

/s/ A. William Reynolds
A. William Reynolds

/s/ Francesca Ruiz de Luzuriaga
Francesca Ruiz de Luzuriaga

/s/ Jane E. Shaw
Jane E. Shaw

/s/ Frank A. Shrontz
Frank A. Shrontz

/s/ Carolyn M. Ticknor
Carolyn M. Ticknor

/s/ Ward W. Woods, Jr.
Ward W. Woods, Jr.

Title Director Director Director Director Director Director Director Director Director Director Director Director Director

Dated: May 15, 2003

INDEX TO EXHIBITS

Filed with Registration Statement on Form S-8
___________________
Number	Description	Page Number
4	2003 Boise Incentive and Performance Plan
5	Opinion of John W. Holleran, Senior Vice President, Human Resources, and General Counsel for the Company
23.1	Independent Auditors' Consent (included in Registration Statement)
23.2	Consent of Counsel (included in Exhibit 5)
24	Power of Attorney (included on signature page)